RF INDUSTRIES, LTD.                                        For Immediate Release
RF Connectors/Neulink Telemetry/Bioconnect Medical

Investor Contact:                                        Company Contact:
 Neil Berkman Associates                                 Howard Hill, President
 (310) 277 - 5162                                        (858) 549-6340
info@berkmanassociates.com                               rfi@rfindustries.com

               Robert White Joins RF Industries' Neulink Division
                       as Director of Sales and Marketing


           SAN DIEGO, CA, September 30, 2004 . . . RF INDUSTRIES, LTD, (NASDAQ:RFIL) today announced that Robert White has joined the RFI as Director of Sales and Marketing for the Company's RF Neulink Telemetry Division.
           "Robert has over 25 years experience in the wireless data communications industry developing and marketing wireless communications products and systems for commercial, public safety, utility and transportation markets. He was instrumental in developing Neulink's NL6000 narrow-band wireless modem and we believe his knowledge and extensive contacts will be a significant asset in guiding the growth and development of the RF Neulink division," said Howard Hill, President of RF Industries.
           White was most recently owner of RW Consulting, specializing in providing wireless data consulting services to technology based companies.
      Previously, he was Vice President of Technology for Coded Communications, a designer and manufacturer of complete wireless data system solutions for public safety and transportation markets.
           Asked why he had selected RF Neulink, Mr. White said, "Having previously worked with RF Neulink and RF Industries staff as a consultant, I was impressed by their company culture which fosters innovation and progressive thinking."

      About the NL6000
           Neulink's NL6000 already meets the upcoming January 2005 FCC regulations for wireless data transmission over narrow band (12.5 KHz) frequencies. These regulations, which were delayed until the coming year, will require new wireless installations to be capable of transmitting and receiving data over frequencies half the bandwidth of current installations.
           Applications include data terminals, water management, remote data logging, oil and gas monitoring, irrigation control and security systems. The modem's compact size enables installation almost anywhere, and the small footprint, combined with the unit's separate telemetry and mobile media access layers, can be used for mobile data applications including remote database access, dispatch, vehicle tracking and mobile fleet management.

      About RF Industries
           RF Industries' Connector division designs and distributes radio frequency (RF) coaxial connectors and cable assemblies used for Wi-Fi, PCS, radio, test instruments, computer networks and antenna devices. Connector's Bioconnect Medical cable operation designs, manufactures and distributes specialized electrical cabling and interconnect products to the medical monitoring market. The Company's Neulink business designs and markets wireless digital data transmission products for industrial monitoring, wide area networks, GPS tracking and locations systems.

      The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties, including, without limitation, uncertainties detailed in the Company's Securities and Exchange Commission filings.


                                     * * * * *                            #3687

 7610 Miramar Road, San Diego, CA 92126-4202 o (858) 549-6340 o (800) 233-1728
                              o FAX (858) 549-6345
          E-mail: rfi@rfindustries.com o Internet: www.rfindustries.com